Exhibit 99.1
For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

Crawford Joins CNO Financial Group as Chief Financial Officer

Carmel, Ind., January 18, 2012 - CNO Financial Group, Inc. (NYSE: CNO) today announced that Frederick J. Crawford has been named executive vice president and chief financial officer for the company, effective January 23.

CEO Ed Bonach said, “Fred Crawford is one of the leading executives in the insurance industry, and brings a great deal of experience to CNO Financial. We are fortunate in having Fred join our management team, both for his successful track record as a CFO and for his leadership abilities.”

“I am extremely pleased to have the opportunity to join CNO's leadership team and partner with Ed Bonach in furthering the company's strategic growth potential,” Crawford said. Crawford will report to Bonach.

Crawford joins CNO from Lincoln Financial Group, where he was head and executive vice president of Corporate Development and Investments, and prior to that position, was chief financial officer for six years. Before joining Lincoln Financial Group, he was with Bank One Corporation, where he was president, Bank One Cincinnati and Northern Kentucky. He holds a BA degree from Indiana State University and an MBA degree from the University of Iowa.

About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

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